 Timber Point Funds 485BPOS

Exhibit 99.(j)(5)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the 360 Funds and to the use of our report dated January 28, 2020 on the financial statements and financial highlights of Timber Point Global Allocations Fund (formerly, Crow Point Global Tactical Allocation Fund) and Timber Point Alternative Income Fund (formerly, Crow Point Alternative Income Fund), each a series of shares of beneficial interest in 360 Funds. Such financial statements and financial highlights appear in the September 30, 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

August 21, 2020